UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

ARYx THERAPEUTICS, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
043387 10 9
(CUSIP Number)
LUKE EVNIN
MPM ASSET MANAGEMENT
THE JOHN HANCOCK TOWER
200 CLARENDON STREET, 54TH FLOOR
BOSTON, MASSACHUSETTS 02116
TELEPHONE: (617) 425-9200
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
September 30, 2010
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS MPM BioVentures III-QP, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7.	SOLE VOTING POWER

NUMBER OF		5,520,230(2)

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,520,230(2)

WITH	10.	SHARED DISPOSITIVE POWER

0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,520,230(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

15.9%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule is filed by MPM BioVentures III-QP, L.P. (“BV III QP”), MPM BioVentures III, L.P. (“BV III”), MPM BioVentures III Parallel Fund, L.P. (“BV III PF”), MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”), MPM Asset Management Investors 2002 BVIII LLC (“AM LLC”), MPM BioVentures Strategic Fund, L.P. (“BV SF”), MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) (collectively, the “MPM Entities”) and Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Michael Steinmetz, Kurt Wheeler, Nicholas Simon III and Dennis Henner (collectively, the “Listed Persons”). The Listed Persons are members of BV III LLC and AM LLC. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Includes 1,278,443 shares of Common Stock issuable upon exercise of warrants, which are exercisable within 60 days of the date of this filing.
(3) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS MPM BioVentures III, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7.	SOLE VOTING POWER

NUMBER OF		371,161(2)

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		371,161(2)

WITH	10.	SHARED DISPOSITIVE POWER

0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

371,161(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

1.1%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Includes 85,957 shares of Common Stock issuable upon exercise of warrants, which are exercisable within 60 days of the date of this filing.
(3) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS MPM Asset Management Investors 2002 BVIII LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7.	SOLE VOTING POWER

NUMBER OF		109,062(2)

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		109,062(2)

WITH	10.	SHARED DISPOSITIVE POWER

0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

109,062(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

0.3%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Includes 25,257 shares of Common Stock issuable upon exercise of warrants, which are exercisable within 60 days of the date of this filing.
(3) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS MPM BioVentures III Parallel Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7.	SOLE VOTING POWER

NUMBER OF		166,763(2)

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		166,763(2)

WITH	10.	SHARED DISPOSITIVE POWER

0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

166,763(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

0.5%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Includes 38,623 shares of Common Stock issuable upon exercise of warrants, which are exercisable within 60 days of the date of this filing.
(3) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS MPM BioVentures III GmbH & Co. Beteiligungs KG

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Germany

	7.	SOLE VOTING POWER

NUMBER OF		466,486(2)

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		466,486(2)

WITH	10.	SHARED DISPOSITIVE POWER

0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

466,486(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

1.4%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Includes 108,033 shares of Common Stock issuable upon exercise of warrants, which are exercisable within 60 days of the date of this filing.
(3) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS MPM BioVentures Strategic Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		267,183

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		267,183

WITH	10.	SHARED DISPOSITIVE POWER

		0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	267,183

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

	0.8%(2)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS MPM BioVentures III GP, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,791,823(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

6,791,823(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,791,823(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

19.4%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 4,241,787 shares of Common Stock and 1,278,443 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 285,204 shares of Common Stock and 85,957 shares of Common Stock issuable upon exercise of warrants held by BV III; 128,140 shares of Common Stock and 38,623 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 358,453 shares of Common Stock and 108,033 shares of Common Stock issuable upon exercise of warrants held by BV III KG; and 267,183 shares of Common Stock held by BV SF. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF, BV III KG and BV SF.
(3) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS MPM BioVentures III LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,791,823(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

6,791,823(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,791,823(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

19.4%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 4,241,787 shares of Common Stock and 1,278,443 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 285,204 shares of Common Stock and 85,957 shares of Common Stock issuable upon exercise of warrants held by BV III; 128,140 shares of Common Stock and 38,623 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 358,453 shares of Common Stock and 108,033 shares of Common Stock issuable upon exercise of warrants held by BV III KG; and 267,183 shares of Common Stock held by BV SF. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF, BV III KG and BV SF.
(3) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS Luke Evnin

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,900,885(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

6,900,885(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,900,885(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

19.7%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 4,241,787 shares of Common Stock and 1,278,443 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 285,204 shares of Common Stock and 85,957 shares of Common Stock issuable upon exercise of warrants held by BV III; 128,140 shares of Common Stock and 38,623 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 358,453 shares of Common Stock and 108,033 shares of Common Stock issuable upon exercise of warrants held by BV III KG; 267,183 shares of Common Stock held by BV SF; and 83,805 shares of Common Stock and 25,257 shares of Common Stock issuable upon exercise of warrants held by AM LLC. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF, BV III KG and BV SF.
(3) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS Ansbert Gadicke

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,900,885(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

6,900,885(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,900,885(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

19.7%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 4,241,787 shares of Common Stock and 1,278,443 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 285,204 shares of Common Stock and 85,957 shares of Common Stock issuable upon exercise of warrants held by BV III; 128,140 shares of Common Stock and 38,623 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 358,453 shares of Common Stock and 108,033 shares of Common Stock issuable upon exercise of warrants held by BV III KG; 267,183 shares of Common Stock held by BV SF; and 83,805 shares of Common Stock and 25,257 shares of Common Stock issuable upon exercise of warrants held by AM LLC. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF, BV III KG and BV SF.
(3) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS Nicholas Galakatos

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,900,885(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

6,900,885(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,900,885(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

19.7%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 4,241,787 shares of Common Stock and 1,278,443 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 285,204 shares of Common Stock and 85,957 shares of Common Stock issuable upon exercise of warrants held by BV III; 128,140 shares of Common Stock and 38,623 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 358,453 shares of Common Stock and 108,033 shares of Common Stock issuable upon exercise of warrants held by BV III KG; 267,183 shares of Common Stock held by BV SF; and 83,805 shares of Common Stock and 25,257 shares of Common Stock issuable upon exercise of warrants held by AM LLC. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF, BV III KG and BV SF.
(3) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS Michael Steinmetz

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,900,885(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

6,900,885(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,900,885(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

19.7%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 4,241,787 shares of Common Stock and 1,278,443 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 285,204 shares of Common Stock and 85,957 shares of Common Stock issuable upon exercise of warrants held by BV III; 128,140 shares of Common Stock and 38,623 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 358,453 shares of Common Stock and 108,033 shares of Common Stock issuable upon exercise of warrants held by BV III KG; 267,183 shares of Common Stock held by BV SF; and 83,805 shares of Common Stock and 25,257 shares of Common Stock issuable upon exercise of warrants held by AM LLC. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF, BV III KG and BV SF.
(3) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS Kurt Wheeler

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,900,885(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

6,900,885(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,900,885(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

19.7%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 4,241,787 shares of Common Stock and 1,278,443 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 285,204 shares of Common Stock and 85,957 shares of Common Stock issuable upon exercise of warrants held by BV III; 128,140 shares of Common Stock and 38,623 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 358,453 shares of Common Stock and 108,033 shares of Common Stock issuable upon exercise of warrants held by BV III KG; 267,183 shares of Common Stock held by BV SF; and 83,805 shares of Common Stock and 25,257 shares of Common Stock issuable upon exercise of warrants held by AM LLC. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF, BV III KG and BV SF.
(3) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS Nicholas Simon III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7.	SOLE VOTING POWER

NUMBER OF		46,622(2)

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,900,885(3)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		46,622(2)

WITH	10.	SHARED DISPOSITIVE POWER

6,900,885(3)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,947,507(2)(3)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

19.8%(4)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 4,402 shares of Common Stock and 42,220 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the date of this filing.
(3) Consists of 4,241,787 shares of Common Stock and 1,278,443 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 285,204 shares of Common Stock and 85,957 shares of Common Stock issuable upon exercise of warrants held by BV III; 128,140 shares of Common Stock and 38,623 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 358,453 shares of Common Stock and 108,033 shares of Common Stock issuable upon exercise of warrants held by BV III KG; 267,183 shares of Common Stock held by BV SF; and 83,805 shares of Common Stock and 25,257 shares of Common Stock issuable upon exercise of warrants held by AM LLC. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF, BV III KG and BV SF.
(4) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

CUSIP No.	043387 10 9	13D

1.	NAME OF REPORTING PERSONS Dennis Henner

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,900,885(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

6,900,885(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,900,885(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

19.7%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 4,241,787 shares of Common Stock and 1,278,443 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 285,204 shares of Common Stock and 85,957 shares of Common Stock issuable upon exercise of warrants held by BV III; 128,140 shares of Common Stock and 38,623 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 358,453 shares of Common Stock and 108,033 shares of Common Stock issuable upon exercise of warrants held by BV III KG; 267,183 shares of Common Stock held by BV SF; and 83,805 shares of Common Stock and 25,257 shares of Common Stock issuable upon exercise of warrants held by AM LLC. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF, BV III KG and BV SF.
(3) This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

Introductory Note: This Amendment No. 2 to Schedule 13D (this “Amendment No. 2”) amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on November 25, 2008 and Amendment No. 1 to Schedule 13D originally filed with the SEC on August 19, 2010 (as amended, the “Original Schedule 13D”). The persons filing this statement are MPM BioVentures III-QP, L.P. (“BV III QP”), MPM BioVentures III, L.P. (“BV III”), MPM BioVentures III Parallel Fund, L.P. (“BV III PF”), MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”), MPM Asset Management Investors 2002 BVIII LLC (“AM LLC”), MPM BioVentures Strategic Fund, L.P. (“BV SF”), MPM BioVentures III GP, L.P. (“BV III GP”), MPM BioVentures III LLC (“BV III LLC”) (collectively, the “MPM Entities”) and Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Michael Steinmetz, Kurt Wheeler, Nicholas Simon III and Dennis Henner (collectively, the “Listed Persons” and together with the MPM Entities, the “Filing Persons”). The Original Schedule 13D, as amended by this Amendment No. 2 (the “Schedule 13D”), relates to the common stock, par value $0.001 per share (the “Common Stock”), of ARYx Therapeutics, Inc. (the “Issuer”). This Amendment No. 2 is being made to reflect the recent participation of certain of the MPM Entities in the second closing of a private placement of securities of the Issuer on September 30, 2010 as more fully described in Item 3 below. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Original Schedule 13D. This Amendment No. 2 amends the Original Schedule 13D as specifically set forth herein. Except as set forth below, all previous Items in the Original Schedule 13D remain unchanged.
Item 3. Source and Amount of Funds or Other Consideration
Item 3 of the Original Schedule 13D is hereby supplemented by adding the following:
In connection with the second closing of the Issuer’s Bridge Financing and pursuant to the terms of Securities Purchase Agreement, the MPM Entities acquired Secured Notes in the aggregate principal amount of $1,000,000 and purchased Warrants to acquire an aggregate of 500,000 shares of Common Stock at a price of $0.0125 per underlying share, for an aggregate purchase price of the Warrants of $6,250.00. The Warrants are exercisable through September 30, 2015 (the “Expiration Date”) at an exercise price of $0.50 per share. In addition, the Warrants are exercisable on a cashless basis (by surrender of the number of shares underlying the Warrants having a fair market value equal to the aggregate exercise price of the shares being acquired) until and including the Expiration Date. The applicable per share exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment for the occurrence of certain events, including stock dividends, splits, subdivisions, combinations, reorganizations and reclassifications.
The funds used by the MPM Entities to acquire the securities described herein were obtained from capital contributions by their partners and from direct capital commitments by the MPM Entities.

Item 5. Interest in Securities of the Issuer
The following information with respect to the ownership of the Issuer’s securities by the persons filing this Statement is provided as of the date of this filing:

	Shares	Warrants	Options		Shared	Sole	Shared
MPM	Held	Held	Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Entity	Directly	Directly	Directly	Power	Power	Power	Power	Ownership	of Class (1)
BV III QP	4,241,787	1,278,443	0	5,520,230	0	5,520,230	0	5,520,230	15.9%
BV III	285,204	85,957	0	371,161	0	371,161	0	371,161	1.1%
AM LLC	83,805	25,257	0	109,062	0	109,062	0	109,062	0.3%
BV III PF	128,140	38,623	0	166,763	0	166,763	0	166,763	0.5%
BV III KG	358,453	108,033	0	466,486	0	466,486	0	466,486	1.4%
BV SF	267,183	0	0	267,183	0	267,183	0	267,183	0.8%
BV III GP(2)	0	0	0	0	6,791,823	0	6,791,823	6,791,823	19.4%
BV III LLC(2)	0	0	0	0	6,791,823	0	6,791,823	6,791,823	19.4%
Luke Evnin(3)	0	0	0	0	6,900,885	0	6,900,885	6,900,885	19.7%
Ansbert Gadicke(3)	0	0	0	0	6,900,885	0	6,900,885	6,900,885	19.7%
Nicholas Galakatos(3)	0	0	0	0	6,900,885	0	6,900,885	6,900,885	19.7%
Michael Steinmetz(3)	0	0	0	0	6,900,885	0	6,900,885	6,900,885	19.7%
Kurt Wheeler(3)	0	0	0	0	6,900,885	0	6,900,885	6,900,885	19.7%
Nicholas Simon III (3)(4)	4,402	0	42,220	46,622	6,900,885	46,622	6,900,885	6,947,507	19.8%
Dennis Henner(3)	0	0	0	0	6,900,885	0	6,900,885	6,900,885	19.7%

(1)	This percentage is calculated based upon 33,461,975 shares of the Issuer’s Common Stock outstanding on July 31, 2010, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 16, 2010.

(2)	BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF, BV III KG and BV SF. The securities are held as follows: BV III QP: 4,241,787 shares of Common Stock and warrants to purchase 1,278,443 shares of Common Stock; BV III: 285,204 shares of Common Stock and warrants to purchase 85,957 shares of Common Stock; BV III PF: 128,140 shares of Common Stock and warrants to purchase 38,623 shares of Common Stock; BV III KG: 358,453 shares of Common Stock and warrants to purchase 108,033 shares of Common Stock; and BV SF: 267,183 shares of Common Stock.

(3)	The Reporting Person is a member of BV III LLC and AM LLC. The securities are held as follows: BV III QP: 4,241,787 shares of Common Stock and warrants to purchase 1,278,443 shares of Common Stock; BV III: 285,204 shares of Common Stock and warrants to purchase 85,957 shares of Common Stock; BV III PF: 128,140 shares of Common Stock and warrants to purchase 38,623 shares of Common Stock; BV III KG: 358,453 shares of Common Stock and warrants to purchase 108,033 shares of Common Stock; and BV SF: 267,183 shares of Common Stock. and AM LLC: 83,805 shares of Common Stock and warrants to purchase 25,257 shares of Common Stock.

(4)	Includes 42,220 shares issuable upon the exercise of options that are exercisable within 60 days of the filing date.
The information provided and incorporated by reference in Item 3 is hereby incorporated by reference.

Item 7. Material to Be Filed as Exhibits
A. Agreement regarding joint filing of Schedule 13D.

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: October 6, 2010

MPM BIOVENTURES III, L.P.			MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P.,		By:	MPM BioVentures III GP, L.P.,
	its General Partner			its General Partner

By:	MPM BioVentures III LLC,		By:	MPM BioVentures III LLC,
	its General Partner			its General Partner

By:	/s/ Luke Evnin		By:	/s/ Luke Evnin

	Name:	Luke Evnin		Name:	Luke Evnin
	Title:	Series A Member		Title:	Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.			MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P.,		By:	MPM BioVentures III GP, L.P.,
	its General Partner			in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,		By:	MPM BioVentures III LLC,
	its General Partner			its General Partner

By:	/s/ Luke Evnin		By:	/s/ Luke Evnin

	Name:	Luke Evnin		Name:	Luke Evnin
	Title:	Series A Member		Title:	Series A Member

MPM ASSET MANAGEMENT INVESTORS 2002			MPM BIOVENTURES STRATEGIC FUND, L.P.
BVIII LLC
			By:	MPM BioVentures III GP, L.P.,
By:	/s/ Luke Evnin			its General Partner

	Name:	Luke Evnin
	Title:	Manager	By:	MPM BioVentures III LLC,
its General Partner

			By:	/s/ Luke Evnin

				Name:	Luke Evnin
				Title:	Series A Member

MPM BIOVENTURES III GP, L.P.			MPM BIOVENTURES III LLC

By:	MPM BioVentures III LLC,		By:	/s/ Luke Evnin

	its General Partner			Name:	Luke Evnin
				Title:	Series A Member

By:	/s/ Luke Evnin

	Name:	Luke Evnin
	Title:	Series A Member

By:	/s/ Luke Evnin		By:	/s/ Ansbert Gadicke

	Name:	Luke Evnin		Name:	Ansbert Gadicke

By:	/s/ Nicholas Galakatos		By:	/s/ Michael Steinmetz

	Name:	Nicholas Galakatos		Name:	Michael Steinmetz

By:	/s/ Kurt Wheeler		By:	/s/ Nicholas Simon III

	Name:	Kurt Wheeler		Name:	Nicholas Simon III

By:	/s/ Dennis Henner

	Name:	Dennis Henner
The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT INDEX
A.	Agreement regarding joint filing of Schedule 13D.